CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Timothy C. O'Brien, has authorized and designated either of Eugene DiDonato, Kathleen V. Betts and Debra Michelson, acting singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Lightbridge, Inc. The authority of Eugene DiDonato, Kathleen V. Betts or Debra Michelson under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Lightbridge, Inc., unless earlier revoked in writing. The undersigned acknowledges that Eugene DiDonato, Kathleen V. Betts or Debra Michelson is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




Dated: 6/25/04                                  /s/ Timothy C. O'Brien
                                                -------------------------------
                                                Timothy C. O'Brien